Exhibit 97

Compensation Clawback Policy

As of November 15, 2023

1.	PURPOSE AND SCOPE

Rafael Holdings, Inc. (the “Company”) has adopted this compensation clawback policy (the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), as codified by Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), and Section 303A.14 of the NYSE Listed Company Manual, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements. This Policy shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee.

2.	EFFECTIVE DATE

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is approved, awarded, or granted to Covered Executives on or after that date. Subject to applicable law, recovery under this Policy may be effected from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the effective date.

3.	COVERED EXECUTIVES

This Policy applies to all of the Company’s current and former executive officers, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a “Covered Executive”). For purposes of this Policy, an executive officer means an officer as defined in Rule 10D-1(d) under the Exchange Act.

4.	INCENTIVE-BASED COMPENSATION

For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

5.	RECOVERY; ACCOUNTING RESTATEMENT

In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by a Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”), so long as the Incentive-Based Compensation received by such Covered Executive is in excess of what would have been awarded or vested after giving effect to the Restatement. The Restatement Date shall be the earlier of (i) the date the Company’s board of directors, a board committee, or officer(s) are authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws as described in Rule 10D-1(b)(1) under the Exchange Act or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement. The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid.

Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

No recovery shall be required in the case of a Board determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to the New York Stock Exchange.

The Board or, if applicable, Compensation Committee shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

6.	NO INDEMNIFICATION

The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

Any members of the Board who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

7.	AMENDMENT AND INTERPRETATION

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual, and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.

8.	OTHER RECOUPMENT RIGHTS; COMPANY CLAIMS

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

9.	SUCCESSORS

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

10.	EXHIBIT FILING REQUIREMENT

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed with the Securities and Exchange Commission as an exhibit to the Company’s annual report on Form 10-K.